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                                                                  EXECUTION COPY

                                  Nortek, Inc.
                              Nortek Holdings, Inc.
                                50 Kennedy Plaza
                              Providence, RI 02903

As of August 27, 2004

Mr. David B. Hiley
845 RioMar Drive
Vero Beach Fla. 32963

Dear David:

      This agreement is made and entered into by Nortek, Inc. and Nortek Holdings, Inc. (together, the "Company") and you to confirm your consulting arrangements following the Acquisition (defined below), as follows:

      1. You will provide consulting services to the Company hereunder as an independent contractor in accordance with your arrangements in effect immediately prior to the Acquisition, at the same compensation and bonus level, from the effective time of this Agreement (as set forth in its final paragraph) through December 31, 2004.

      2. The period of consulting services under paragraph 1, immediately above, shall expire on December 31, 2004; however, if you and a duly authorized representative of the Company mutually agree, you may be engaged to provide consulting services thereafter, subject to written agreement as to the terms and conditions of such engagement.

      3. Following the conclusion of your consulting services to the Company, and continuing for so long thereafter as you remain a member of the board of directors of the Company, you will be entitled to receive such compensation (cash and/or equity) as is provided by the Company to its non-management directors.

      4. At the Closing (as defined in the Stock Purchase Agreement, itself defined below), you agree to roll over twenty-five percent of the value of the equity you hold in Prior Holdings (defined below) into equity of THL-Nortek Investors, LLC and into deferred compensation rights on the same terms and conditions as other members of management of Prior Holdings.

      . 5. The Company will provide you a service bonus in the amount of One Million Dollars following your completion of consulting services under paragraph 1 hereof, payable on January 3, 2005. Following your completion of such consulting

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services hereunder, the Company also will transfer ownership to you of the automobile currently provided by the Company for your business use, which transfer shall take effect on January 3, 2005 or as soon as reasonably achievable thereafter. You will be responsible for all operating costs and expenses of that automobile, effective as of the date of transfer, unless otherwise agreed in writing at the time of transfer.

      6. You waive any and all participation in and benefits under the Nortek, Inc. Change in Control Severance Benefit Plan for Key Employees, As Amended and Restated June 12, 1997, (the "Plan of 2001") and its successor, the Nortek, Inc. Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees, subject to your receiving payment in accordance with Section 4 of the Plan of 2001 as a result of the Acquisition and subject further to your engagement hereunder through December 31, 2004 and your receiving payment under the first sentence of paragraph 5 of this Agreement, immediately above.

      7. For purposes of this letter agreement, "Acquisition" means the purchase by THL Buildco Holdings, Inc. and THL Buildco, Inc. of all the outstanding capital stock of the then-existing Nortek Holdings Inc. ("Prior Holdings") pursuant to that certain stock purchase agreement entered into on July 15, 2004, as amended, (the "Stock Purchase Agreement") with affiliates of Kelso & Company, L.P. and certain other parties and the subsequent merger of THL Buildco, Inc. with and into Prior Holdings, the merger of Prior Holdings with and into Nortek (with Nortek continuing as the surviving corporation) and with THL Buildco Holdings, Inc. becoming the new parent company of Nortek and being renamed Nortek Holdings, Inc.

      If the terms of this letter accurately reflect your agreement with the Company, please sign and return it to me immediately following the Acquisition. If you sign and return this Agreement in a timely manner, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above on the date of, and immediately following, the Acquisition. The enclosed copy, which you should also sign and date, is for your records.

Sincerely,
NORTEK, INC.
NORTEK HOLDINGS, INC.

By: ___________________________
    Kevin W. Donnelly
    Vice President

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Accepted and agreed:

Signature: _______________________
           David B. Hiley

Date:___________________________